Exhibit 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS RECORD
FOURTH QUARTER AND FULL FISCAL YEAR RESULTS;
FISCAL 2004 DILUTED NET INCOME PER SHARE
INCREASES 46 PERCENT TO $1.17 INCLUDING ONE-TIME CHARGE
AND 54 PERCENT TO $1.23 EXCLUDING THAT CHARGE

PEMBROKE PINES, Florida, March 11, 2004. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the fourth quarter of Fiscal 2004 as well as for the full fiscal year, which ended January 31, 2004. In addition, the Company provided guidance relating to Fiscal 2005.

Fourth Quarter

Including a non-recurring after-tax charge of $5.7 million attributable to the retirement package granted to Rowland Schaefer, Chairman Emeritus, results for the fourth quarter of Fiscal 2004 were as follows. Income from continuing operations increased 22 percent to $52.0 million from $42.5 million in Fiscal 2003, which ended February 1, 2003. Net income for the fourth quarter of Fiscal 2004 was also $52.0 million, compared to net income of $40.2 million in the fourth quarter of Fiscal 2003, an increase of 29 percent. On a per share basis, diluted income from continuing operations during the fourth quarter of Fiscal 2004 rose to $0.53 per share compared to $0.43 per share in Fiscal 2003.

Excluding the effect of the retirement package granted to the Chairman Emeritus, income from continuing operations for the fourth quarter of Fiscal 2004 increased 36 percent to $57.7 million from $42.5 million in Fiscal 2003, which ended February 1, 2003. Net income for the fourth quarter of Fiscal 2004 was also $57.7 million (excluding that non-recurring charge), compared to net income of $40.2 million in the fourth quarter of Fiscal 2003, an increase of 43 percent. On a per share basis, diluted income from continuing operations during the fourth quarter of Fiscal 2004 rose to $0.58 per share, excluding the non-recurring after-tax retirement charge of approximately $0.06 per share, compared to $0.43 per share in Fiscal 2003. (See attached reconciliation located on Consolidated Statements of Income.)

For the fourth quarter of Fiscal 2004, net sales increased 13 percent to $364.0 million, compared with $322.4 million for the same period last year. Same store sales for the fourth quarter of Fiscal 2004 increased seven percent, on top of a nine percent increase in the fourth quarter of Fiscal 2003. Fourth quarter same store sales by brand were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s Europe: negative mid single digits

•	Icing by Claire’s: positive low double digits

Commenting on fourth quarter results, Co-Chairman and Co-Chief Executive Officer, Marla Schaefer, said, “Despite all the uncertainty surrounding the state of the economy and consumer confidence, our business remained healthy throughout the fourth quarter. Business ramped up for the holidays and remained brisk in the post-holiday season. The significant improvement in our results relate primarily to increases in same store sales, which enabled us to leverage fixed costs, and from improved merchandise margins. Jewelry fell slightly as a percentage of sales when compared against accessories sales in the third fiscal quarter. This is a natural occurrence during the holiday season, when accessories play a bigger role in sales due to their appeal to gift buyers. In the post-holiday period, the jewelry/accessory mix once again tilted back to jewelry, resuming the pattern in effect since early last year. Demand is steady across all of our jewelry categories. Accessories are selling briskly as well, although hair accessories remained soft, which is to be expected given the robust interest in jewelry.”

Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the fourth fiscal quarter. “Claire’s Stores located in North America have performed well all year, but the truly noteworthy growth has come from our Icing by Claire’s stores. On both an absolute and same store sales basis, the improvements registered in the second half of Fiscal 2004 were significant. While we will continue refining the Icing concept, the changes put in place during the first half of Fiscal 2004 eliminated many of the shortcomings we had identified in Fiscal 2003 and set out to rectify. We are now working our way through the same process in Europe. Through intensive scrutiny of our European operations, we have identified areas we wish to address, and steps are now being implemented to improve the performance of our European stores.”

Full Year

Sales for Fiscal 2004 rose 13 percent to $1.13 billion from $1.0 billion, while gross profit margins increased by 230 basis points to 53.7 percent versus 51.4 percent. Same store sales increased seven percent, versus an increase of five percent in the prior fiscal year.

Including the one-time charge attributable to the retirement package granted to the Chairman Emeritus, income from continuing operations increased 48 percent, reaching $115.0 million compared to $78.0 million in Fiscal 2003. Net income as a percentage of sales was 10.2 percent, an increase of 240 basis points. On a diluted per share basis, net income rose to $1.17 from $0.80, an increase of 46 percent.

Excluding the one-time charge attributable to the retirement package, income from continuing operations increased 55 percent, reaching $120.7 million compared to $78.0 million in Fiscal 2003. Net income as a percentage of sales was 10.7 percent, an increase of 290 basis points. On a diluted per share basis, net income rose to $1.23 from $0.80, an increase of 54 percent. (See attached reconciliation located on Consolidated Statements of Income.)

Store Count: End of Fourth Quarter:

	January 31, 2004	February 1, 2003
Claire’s North America	1,649	1,635
Claire’s Europe	700	653
Icing by Claire’s	463	515
Claire’s Nippon	123	109

Total	2,935	2,912

Business Outlook for the First Quarter and Full Fiscal Year – Fiscal 2005

First Quarter:

For the first quarter of Fiscal 2005, we are estimating revenues between $268 and $273 million, an increase of 12 to 14 percent. Same store sales are projected to rise by nine to ten percent. This follows an increase of eight percent in the first quarter of Fiscal 2004. Income from continuing operations is projected to reach $21 to $22 million, or $0.21 to $0.22 per diluted share.

Full Year:

For Fiscal 2005 in its entirety, the Company is projecting that revenues will grow by approximately seven to nine percent to $1.21 billion to $1.23 billion and that diluted EPS will reach $1.35 to $1.39 per share versus $1.23 per share. Same store sales are expected to grow by four to five percent.

Conference Call Information

The Company will host a conference call for the fourth quarter of Fiscal 2004 on March 11, 2004, at 10:00 a.m. (EST). The call in number is 312-470-0029 and the password is “Claires.” A replay will be available through March 19, 2004. The replay number is 402-998-0758 and the password is 25247. The conference call is also being archived until March 19th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of January 31, 2004, Claire’s Stores, Inc. operated approximately 2,810 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	January 31, 2004	February 1, 2003

ASSETS
Current assets:
Cash and cash equivalents	$224,630,000	$195,482,000
Inventories	92,498,000	88,334,000
Prepaid expenses and other current assets	42,061,000	37,792,000

Total current assets	359,189,000	321,608,000

Property and equipment:
Land and buildings	18,151,000	18,041,000
Furniture, fixtures & equipment	227,278,000	206,529,000
Leasehold improvements	186,760,000	161,240,000

	432,189,000	385,810,000
Less accumulated depreciation and amortization	(244,789,000)	(211,328,000)

	187,400,000	174,482,000

Intangible assets, net	42,348,000	29,576,000
Other assets	16,351,000	14,588,000
Goodwill	199,802,000	197,875,000

Total Assets	$805,090,000	$738,129,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$40,916,000
Accounts payable	57,643,000	43,185,000
Income taxes payable	22,832,000	13,153,000
Accrued expenses	58,951,000	43,756,000

Total current liabilities	139,426,000	141,010,000

Long-term liabilities:
Long-term debt, excluding current portion	—	70,000,000
Deferred credits	18,000,000	16,263,000
Deferred tax liability	17,630,000	9,602,000

Total long-term liabilities	35,630,000	95,865,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	261,000	135,000
Common stock — par value $0.05 per share	4,685,000	2,307,000
Additional paid-in capital	46,976,000	32,834,000
Other comprehensive income	20,109,000	7,219,000
Retained earnings	558,003,000	458,759,000

Total Stockholders’ Equity	630,034,000	501,254,000

Total Liabilities and Stockholders’ Equity	$805,090,000	$738,129,000

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended				Twelve Months Ended

	January 31,		February 1,		January 31,		February 1,
	2004		2003		2004		2003

Net sales	$363,983,000	100.0%	$322,394,000	100.0%	$1,132,834,000	100.0%	$1,001,537,00	100.0%
Cost of sales, occupancy, and buying expenses	157,297,000	43.2%	142,990,000	44.4%	524,455,000	46.3%	486,858,000	48.6%

Gross Profit	206,686,000	56.8%	179,404,000	55.6%	608,379,000	53.7%	514,679,000	51.4%

Other Expenses:
Selling and general administrative expense	115,708,000	31.8%	103,546,000	32.1%	394,152,000	34.8%	355,093,000	35.5%
Depreciation and amortization	10,998,000	3.0%	9,905,000	3.1%	41,451,000	3.7%	37,897,000	3.8%
Interest expense	553,000	0.2%	971,000	0.3%	2,561,000	0.2%	4,435,000	0.4%
Interest and other income	(1,152,000)	(0.3%)	(738,000)	(0.2%)	(4,207,000)	(0.4%)	(2,869,000)	(0.3%)

	126,107,000	34.6%	113,684,000	35.3%	433,957,000	38.3%	394,556,000	39.4%

Income before income taxes	80,579,000	22.1%	65,720,000	20.4%	174,422,000	15.4%	120,123,000	12.0%
Income taxes	28,540,000	7.8%	23,180,000	7.2%	59,384,000	5.2%	42,144,000	4.2%

Income from continuing operations	52,039,000	14.3%	42,540,000	13.2%	115,038,000	10.2%	77,979,000	7.8%

Discontinued operation:
Loss from disposal of discontinued operation	—	0.0%	(2,313,000)	(0.7%)	—	0.0%	(235,000)	0.0%

Net income	$52,039,000	14.3%	$40,227,000	12.5%	$115,038,000	10.2%	$77,744,000	7.8%

Net Income per share:
Basic:
Income from continuing operations	$0.53		$0.44		$1.17		$0.80
Loss from disposal of discontinued operation	—		(0.02)		—		—

Net Income per share	$0.53		$0.41		$1.17		$0.80

Diluted:
Income from continuing operations	$0.53		$0.43		$1.17		$0.80
Loss from disposal of discontinued operation	—		(0.02)		—		—

Net Income per share	$0.53		$0.41		$1.17		$0.80

Weighted average number of shares outstanding:
Basic	98,421,000		97,618,000		97,955,000		97,434,000

Diluted	98,921,000		98,020,000		98,439,000		97,782,000

RECONCILIATION OF GAAP TO NON GAAP ITEMS:
Income from continuing operations — GAAP	$52,039,000		$42,540,000		$115,038,000		$77,979,000
Add back retirement package of Chairman Emeritus ($8,700,000 pretax, $5,655,000 net of tax)	5,655,000		—		5,655,000		—

Income from continuing operations — Non GAAP	$57,694,000		$42,540,000		$120,693,000		$77,979,000

Weighted average number of diluted shares outstanding	98,921,000		98,020,000		98,439,000		97,782,000

Income from continuing operations per diluted share — Non GAAP	$0.58		$0.43		$1.23		$0.80

Net income — GAAP	$52,039,000		$40,227,000		$115,038,000		$77,744,000
Add back retirement package of Chairman Emeritus ($8,700,000 pretax, $5,655,000 net of tax)	5,655,000		—		5,655,000		—

Net income — Non GAAP	$57,694,000		$40,227,000		$120,693,000		$77,744,000

Weighted average number of diluted shares outstanding	98,921,000		98,020,000		98,439,000		97,782,000

Net income per diluted share — Non GAAP	$0.58		$0.41		$1.23		$0.80